UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 30, 2010

Valeant Pharmaceuticals International
(Exact Name of Registrant Specified in Charter)

Delaware	1-11397	33-0628076
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Enterprise
Aliso Viejo, California 92656
(Address of Principal Executive Offices) (Zip Code)
(949) 461-6000
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Valeant Pharmaceuticals International (the “Company”) amended the employment offer letters (the “Amendments”) between the Company and the following executive officers (the “Executives”): Bhaskar Chaudhuri, President; Rajiv De Silva, Chief Operating Officer of Specialty Pharmaceuticals; Elisa Karlson, Executive Vice President and Chief Administrative Officer; and Steve T. Min, Executive Vice President, General Counsel and Corporate Secretary. The Amendments were entered into between the Company and the respective Executives on March 30, 2010, except with respect to the Amendment with Dr. Chaudhuri, which was entered into on March 31, 2010.
The Amendments made changes to the bonus and severance benefits payable to the Executives if their employment is terminated by the Company without cause or by the Executive for good reason. The Amendments provide that the Company shall pay to an Executive:
•	a bonus in respect of the fiscal year in which the Executive’s termination date occurs, as though the Executive had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, equal to the pro rata amount of the lesser of (x) the bonus that the Executive would have been entitled to receive based on actual achievement against the stated performance objectives, or (y) the bonus that the Executive would have been entitled to receive assuming that the applicable performance objectives for such year were achieved at “target;” payable no later than March 15 of the year following the Executive’s termination; provided that, if the Executive’s termination occurs either in contemplation of a Change in Control or at any time within 12 months following a Change in Control, then the payment would be equal to the pro rata amount of the bonus that the Executive would have been entitled to receive assuming that the applicable performance objectives for such year were achieved at “target;” and

•	a severance payment in the amount of 1.6 times the Executive’s base salary (or, with respect to Dr. Chaudhuri, such severance payment shall be in an amount of 2.1 times his base salary in the event that the Company does not receive on or before March 15, 2011 the favorable the private letter ruling described below with respect to vesting of performance share units); provided that, if the Executive’s termination occurs either in contemplation of a Change in Control or at any time within 12 months following a Change in Control, then the payment would be an amount equal to two times the sum of (A) the Executive’s annual salary as of the date of termination, plus (B) the Executive’s annual target bonus as of the date of termination.
The Amendments also added a performance-based vesting goal applicable to the first of the three tranches of the Performance Share Units issued to each Executive at the time of such Executive’s hiring by the Company (the “PSUs”), as follows:
•	if the financial performance-based goal approved by the Company’s Compensation Committee for the period beginning on or after April 1, 2010 is achieved, then the first tranche of the Executive’s PSUs shall vest, conditioned on the issuance by the Internal Revenue Service on or before March 5, 2011 of a favorable private letter ruling that such performance goal vesting will meet the requirements for the PSUs to qualify as other performance-based compensation exempt from the limitations applicable under Section 162(m) of the Internal Revenue Code.
The changes to the Executives’ employment offer letters as a result of the Amendments were intended to optimize the tax-deductibility to the Company (under IRS Section 162(m)) of the compensation to the

Executives. The changes to the severance formulas preserve substantially similar economics to those of the Executives’ existing contracts while maximizing tax deductibility to the Company. The addition of a performance-based vesting goal for the first tranche of the PSUs provides the Executives with an additional incentive to improve the Company’s financial performance while continuing to retain favorable tax treatment for the Company.
The foregoing description of the Amendments is qualified in its entirety by reference to the Amendments, which are attached as Exhibits 10.1 through 10.4 to this Current Report on Form 8-K and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

10.1	Amendment to Employment Offer Letter, dated March 31, 2010, Bhaskar Chaudhuri and Valeant Pharmaceuticals International

10.2	Amendment to Employment Offer Letter, dated March 30, 2010, Rajiv De Silva and Valeant Pharmaceuticals International

10.3	Amendment to Employment Offer Letter, dated March 30, 2010, Elisa Karlson and Valeant Pharmaceuticals International

10.4	Amendment to Employment Offer Letter, dated March 30, 2010, Steve T. Min and Valeant Pharmaceuticals International
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
Date: April 5, 2010	By:	/s/ Peter J. Blott
Peter J. Blott
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX
10.1	Amendment to Employment Offer Letter, dated March 31, 2010, Bhaskar Chaudhuri and Valeant Pharmaceuticals International

10.2	Amendment to Employment Offer Letter, dated March 30, 2010, Rajiv De Silva and Valeant Pharmaceuticals International

10.3	Amendment to Employment Offer Letter, dated March 30, 2010, Elisa Karlson and Valeant Pharmaceuticals International

10.4	Amendment to Employment Offer Letter, dated March 30, 2010, Steve T. Min and Valeant Pharmaceuticals International